Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACI WORLDWIDE, INC.

OLYMPIC ACQUISITION CORP.

AND

OFFICIAL PAYMENTS HOLDINGS, INC.

DATED AS OF

SEPTEMBER 23, 2013

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Exhibits

EXHIBIT A – Merger Sub Certificate of Incorporation

EXHIBIT B – Merger Sub By-laws

Annexes

ANNEX A – Conditions to the Offer

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AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2013, by and among ACI Worldwide, Inc., a Delaware corporation (“Parent”), Olympic Acquisition Corp., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and Official Payments Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

WHEREAS, the Board of Directors of the Company, and the respective Boards of Directors of Parent and Merger Sub, have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits and disclosure schedules attached hereto (this “Agreement”), and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, in furtherance of the Merger, and on the terms and subject to the conditions set forth in this Agreement, Merger Sub has agreed to commence a cash tender offer (the “Offer”) to acquire all of the shares of Company Common Stock (the “Shares”) that are issued and outstanding at a price per Share of $8.35 (such amount, or any greater amount per Share paid pursuant to the Offer and this Agreement, the “Offer Price”), net to the seller in cash, without interest, on the terms and subject to the conditions set forth herein;

WHEREAS, following the acceptance for payment of the Shares tendered pursuant to the Offer, and in accordance with Section 251(h) of the DGCL, the Merger shall occur and each Share that is not tendered and accepted for payment pursuant to the Offer shall be canceled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price;

WHEREAS, the Board of Directors of the Company and the respective Boards of Directors of Parent and Merger Sub have (a) determined that this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement are in furtherance of, and consistent with, their respective business strategies and are in the best interest of their respective stockholders and (b) have approved and declared advisable or adopted this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of the Company has resolved to recommend that the holders of Shares (the “Shareholders”) accept the Offer and tender their Shares to Merger Sub in the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into a Stockholder Agreement (the “Stockholder Agreement”) with Giant Investment, LLC, pursuant to which, among other things, such persons have agreed, on the terms and subject to the conditions set forth therein, to tender in the Offer the Shares beneficially owned by them (the Shares subject to such Stockholder Agreement constitute, in the aggregate, approximately 10.7% of the Shares on a fully-diluted basis as of the Measurement Date); and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties and covenants in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person, where “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or otherwise.

“Benefit Plan” shall mean any retirement, profit sharing, bonus, incentive or deferred compensation, employment, severance, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, life, health, disability, accident, medical, vacation, paid time off, long term care, welfare, fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, including any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“Business Day” shall mean any day other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean any Benefit Plan for the benefit of any director, officer or employee of the Company or the Company Subsidiary or sponsored, maintained or contributed to by the Company or the Company Subsidiary.

“Company Board” shall mean the Board of Directors of the Company.

“Company By-laws” shall mean the Amended and Restated Bylaws of the Company, as amended to date.

“Company Certificate” shall mean the Restated Certificate of Incorporation of the Company, as amended to date.

“Company Common Stock” shall mean the Common Stock of the Company, par value $0.01 per share.

“Company Material Adverse Effect” shall mean any change, event, condition, occurrence or effect (each, an “Effect”) that is materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiary, taken as a whole, other than any Effect that, directly or indirectly, arises out of, results from or relates to: (i) any Effect in any of the businesses or markets in which the Company or the Company Subsidiary operate; (ii) any adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or other change, or proposed adoption, implementation, enforcement, promulgation, repeal, amendment, interpretation, reinterpretation or change in, any Law, GAAP or governmental policy; (iii) general economic, regulatory, political, geopolitical or social conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company, the Company Subsidiary or any of their respective business relations conducts business; (iv) any acts of God, natural or man-made disasters, terrorism, armed hostilities, sabotage, war (whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war) or any escalation or worsening of the foregoing; (v) any Effect predominantly attributable to the execution, delivery, pendency, public announcement of, or the Company’s performance of this Agreement or the performance of the transactions contemplated herein, including by reason of the identity of Parent or any member of the Parent Group or any communication by Parent or any of its Affiliates or the Parent Representatives regarding the plans or intentions of the Parent Group with respect to the conduct of the business of the Company or the Company Subsidiary and including the impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, stockholders, employees or regulators; (vi) any actions taken (or not taken) in compliance with the provisions of this Agreement or otherwise with the written consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiary with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or the Company Subsidiary has any relationship; (vii) any change in the market price, or change in trading volume, of the capital stock of the Company (provided that the underlying causes of such changes shall not be excluded); (viii) any failure by the Company or the Company Subsidiary to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in any analysts recommendations or ratings with respect to the Company or the Company Subsidiary (provided that the underlying causes of such failure or change shall not be excluded); and (ix) any pending, initiated or threatened legal or administrative proceeding, claim, suit or action against the Company, the Company Subsidiary or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated by this Agreement, but only to the extent, in each of clauses (i), (ii), (iii) and (iv), that such Effect has a disproportionate adverse impact on the business, results of operations or financial condition of the Company and the Company Subsidiary, taken as a whole, relative to other similarly situated participants in the businesses in which the Company and the Company Subsidiary operate (in which case only the incremental disproportionate adverse impact on the Company and the Company Subsidiary relative to other similarly situated participants in the businesses in which the Company and the Company Subsidiary operate shall be taken into account for purposes of determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur).

“Company Permits” shall mean all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications, consents, approvals and Orders of all Governmental Entities necessary for the lawful conduct of the Company’s or the Company Subsidiary’s business as currently conducted.

“Company Software Products” shall mean all Software products developed and owned by the Company or the Company Subsidiary that are (i) offered for license by the Company or the Company Subsidiary or (ii) material to the conduct of their respective businesses and otherwise offered to customers.

“Continuing Employee” shall mean any Person who is employed by the Company or the Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation, whether written or oral.

“Environmental Laws” shall mean any applicable Law relating to the protection of the environment or to occupational health and safety.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Entity” shall mean any domestic or foreign governmental, administrative, judicial or regulatory authority.

“Group” shall have the meaning provided in Section 13(d) of the Exchange Act.

“Hazardous Material” shall mean (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance”, “hazardous material”, or “hazardous waste”, under any applicable Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean, collectively, any and all types of intellectual property throughout the world, including all: (i) trademarks, service marks, trade names, Internet domain names, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing; (ii) patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (iii) original works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights, and mask works and all registrations and applications for registration of the foregoing; (iv) Software; and (v) trade secrets and other confidential and proprietary information (including know-how, technology, processes, designs, algorithms, methods, formulae, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans) to the extent protectable under applicable Law.

“Knowledge” shall mean (i) in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(a) of the Company Disclosure Schedule, following review of the provisions of this Agreement to which reference to Knowledge is made, and (ii) in the case of Parent or Merger Sub, the actual knowledge of the Persons listed on Section 1.1(a) of the Parent Disclosure Schedule.

“Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation or Order.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) other than liens incurred in connection with sale and leaseback transactions in the ordinary course of business. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of Intellectual Property.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Open Source Software” shall mean any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL) or under any other license that purports to require the proprietor of such software to (i) require, or condition the use, license or distribution of any software on, the disclosure, licensing or distribution of any source code and/or (ii) permit any licensee of any software to modify any source code relating to such software.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity.

“Parent Group” shall mean Parent and its Affiliates.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; and (iii) documentation and proprietary work product, manuals, specifications and training materials relating to the foregoing.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation or any other Person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) which the Company Board determines in good faith (after consultation with a financial advisor and legal counsel and taking into account all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal as the Company Board deems relevant) would, if consummated, result in a transaction more favorable to the Shareholders than the transactions provided for in this Agreement. For the avoidance of doubt, a Superior Proposal may be a transaction as to which the consideration is or includes non-cash consideration and the consideration per Share to be received by the Shareholders has a then-current face or trading value that is less than the Merger Consideration.

“Surviving Corporation Benefit Plan” shall mean any Benefit Plan for the benefit of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating, in a single transaction or series of related transactions, to: (i) the acquisition of 15% or more of the outstanding Shares and any other voting securities of the Company by any Third Party; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, equity investment, joint venture, liquidation, dissolution or similar transaction which would result in any Third Party acquiring 15% or more of the fair market value of the assets of the Company and the Company Subsidiary, taken as a whole (including capital stock of the Company Subsidiary); (iii) any other transaction which would result in a Third Party acquiring 15% or more of the fair market value of the assets of the Company and the Company Subsidiary, taken as a whole (including capital stock of the Company Subsidiary), immediately prior to such transaction (whether by purchase of assets, acquisition of stock of the Company Subsidiary or otherwise); or (iv) any combination of the foregoing.

“Tax Returns” shall mean any report or return (including any information return) or statement required to be filed with any Governmental Entity with respect to Taxes.

“Taxes” shall mean any and all taxes, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and provider taxes.

“Third Party” shall mean any Person or Group other than the Company, the Company Subsidiary, the Parent Group or any Person in the Parent Group.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Recitals
“Agency Litigation”	Section 7.4(d)
“Antitrust Division”	Section 7.4(a)
“Bankruptcy and Equity Exception”	Section 5.3(a)
“Certificate of Merger”	Section 3.3
“Certificates”	Section 4.2(b)
“Closing”	Section 3.2
“Closing Date”	Section 3.2
“Commencement Date”	Section 2.1(a)
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 7.3(b)
“Company Disclosure Schedule”	Article 5

“Company Financial Advisor”	Section 5.16
“Company Financial Statements”	Section 5.6(b)
“Company Intellectual Property”	Section 5.13(b)
“Company Leased Premises”	Section 5.16
“Company Material Contract”	Section 5.10
“Company Options”	Section 4.5(c)
“Company Owned Properties”	Section 5.15
“Company Preferred Stock”	Section 5.2(a)
“Company Properties”	Section 5.15
“Company Recommendation”	Section 5.18
“Company Representatives”	Section 7.2(a)
“Company SEC Filings”	Section 5.6(a)
“Company Stock Plans”	Section 4.5(c)
“Company Subsidiary”	Section 5.1
“Company Systems”	Section 5.13(f)
“D&O Insurance”	Section 7.7(c)
“DGCL”	Recitals
“Dissenting Shareholders”	Section 4.3
“Dissenting Shares”	Section 4.3
“Effective Time”	Section 3.3
“ERISA”	Section 5.9(b)
“ERISA Affiliate”	Section 5.9(c)
“Exchange Fund”	Section 4.2(a)
“Expiration Time”	Section 2.1(d)
“Forecasts”	Section 6.10
“FTC”	Section 7.4(a)
“Indemnified Parties”	Section 7.7(b)
“Independent Directors”	Section 2.3(c)
“Initial Expiration Time”	Section 2.1(d)
“Injunction”	Section 7.4(f)
“IRS”	Section 5.9(a)
“Measurement Date”	Section 1.3(n)
“Merger”	Recitals
“Merger Consideration”	Section 4.1(a)
“Merger Sub”	Preamble
“Minimum Condition”	Section 2.1(b)
“NDA”	Section 7.2(b)
“Notice Period”	Section 7.3(b)
“Offer”	Recitals
“Offer Closing”	Section 2.1(f)
“Offer Closing Date”	Section 2.1(f)
“Offer Conditions”	Section 2.1(b)
“Offer Price”	Recitals
“Offer to Purchase”	Section 2.1(c)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 6

“Parent Expenses”	Section 9.4(c)
“Parent Representatives”	Section 7.2(a)
“Paying Agent”	Section 4.2(a)
“Permitted Liens”	Section 5.15
“Prior Company SEC Filings”	Section 1.3(n)
“Property Restrictions”	Section 5.15
“Purchaser Welfare Benefit Plan”	Section 7.6(d)
“RSU”	Section 4.5(c)
“Schedule TO”	Section 2.1(h)
“Schedule 14D-9”	Section 2.2(a)
“Second Request”	Section 7.4(d)
“Shareholder Litigation”	Section 7.12
“Shareholders”	Recitals
“Shares”	Recitals
“Solvent”	Section 6.9
“Surviving Corporation”	Section 3.1
“Termination Date”	Section 9.1(b)(i)
“Termination Fee”	Section 9.4(a)

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Annexes, Exhibits, Clauses and Parties are references to sections or sub-sections, schedules, annexes, exhibits and clauses of, and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) references to days are to calendar days, unless the reference is to Business Days;

(h) references to the date hereof or the date of this Agreement are to the date set forth in the Preamble;

(i) references to any Contract or Law are to the Contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof);

(j) references to the word “or” shall not be exclusive;

(k) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(l) the words “hereof, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(m) references to “$” or “dollars” refer to U.S. dollars;

(n) to the extent that this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the information or document is publicly available in any Company SEC Filing filed prior to 5:00 pm (New York time) on September 20, 2013 (such date and time, the “Measurement Date” and such Company SEC Filings, the “Prior Company SEC Filings”) or the Company or any Company Representatives has delivered such information or document to any of Parent, Merger Sub or any Parent Representatives in writing or posted such information or document to an electronic “data room” or website in which Parent, Merger Sub or any Parent Representative had access, in each case by 5:00 p.m. (New York time) on September 20, 2013; and

(o) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE 2

The Offer

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 9, as promptly as practicable after the date hereof (but in no event later than October 4, 2013 or such other date as may be agreed to by Parent and the Company (the “Commencement Date”)), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer.

(b) The obligation and right of Merger Sub to accept for payment and pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be solely subject to (i) there being validly tendered in the Offer (and not validly withdrawn) prior to any then scheduled Expiration Time that number of Shares which represents a majority of the Shares then outstanding (determined on a fully diluted basis (which assumes conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof)) (the “Minimum Condition”) and (ii) the satisfaction or waiver by Parent or Merger Sub (to the extent permitted hereby) of the other conditions and requirements set forth in Annex A (together with the Minimum Condition, the “Offer Conditions”). Subject to the prior satisfaction of the Minimum Condition and the satisfaction or waiver by Parent or Merger Sub of the other Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub

to) consummate the Offer in accordance with its terms and accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time. The conditions to the Offer set forth in Annex A are for the sole benefit of Parent and Merger Sub and may be waived by Parent or Merger Sub, in their sole discretion, in whole or in part at any time and from time to time, subject to this Section 2.1. The Offer Price payable in respect of each Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest, subject to any withholding of Taxes pursuant to Section 4.2(g).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that includes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Parent and Merger Sub reserve the right to waive, in whole or in part, any Offer Condition (other than the Minimum Condition), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not: (i) reduce the number of Shares subject to the Offer; (ii) reduce the Offer Price; (iii) change, modify or waive the Minimum Condition; (iv) add to the conditions set forth in Annex A or modify or change any Offer Condition in a manner adverse to any Shareholders; (v) change the form of consideration payable in the Offer; or (vi) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse to any Shareholder.

(d) The Offer shall expire at midnight (New York City, New York time) on the date that is 20 Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended as permitted or required by this Agreement, the date and time to which the Offer has been so extended or re-extended (the Initial Expiration Time, as so extended, the “Expiration Time”).

(e) Unless this Agreement has been terminated in accordance with its terms: (i) if on or prior to any then scheduled Expiration Time, all of the conditions to the Offer (including the Minimum Condition and the other Offer Conditions) have not been satisfied or, to the extent waivable by Parent or Merger Sub pursuant to this Agreement, waived by Parent or Merger Sub, then Merger Sub shall (and in such case Parent shall cause Merger Sub to) extend the Offer for successive periods of up to ten Business Days each (or such longer period of up to 20 Business Days if the Company consents in writing prior to such extension), the length of each such period to be determined by Parent in its sole discretion, in order to permit the satisfaction of such conditions; (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff; and (iii) upon notice to the Company, Merger Sub may, at its option on one occasion extend the Expiration Time for up to ten Business Days; provided, however, that, in any case in this Section 2.1(e), Merger Sub shall not be required to extend the Offer beyond the Termination Date and shall not be permitted to extend the Offer beyond the Termination Date without the Company’s consent.

(f) On the terms and subject to the conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay for (subject to any withholding of tax pursuant to Section 4.2(g)) all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 2.1). Acceptance for payment of Shares pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” Merger Sub expressly reserves the right to, in its sole discretion, following the Offer Closing, extend the Offer for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act, and the Offer Documents (as defined below) may, in Merger Sub’s sole discretion, provide for such a reservation of right. Nothing contained in this Section 2.1 shall affect any termination rights in Article 9.

(g) Merger Sub shall not, and Parent shall not permit Merger Sub to, terminate the Offer prior to the date on which this Agreement has been terminated in accordance with Article 9. If the Offer is terminated or withdrawn by Merger Sub in accordance with the terms of this Agreement, or if this Agreement is terminated pursuant to Article 9, prior to the acceptance for payment of the Shares tendered in the Offer, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof.

(h) As soon as practicable on the Commencement Date, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any material information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the Shareholders, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable consideration to any such comments.

(i) Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any Shares that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer and this Agreement.

Section 2.2 Company Actions.

(a) On the date that the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the terms hereof, including the provisions of Section 7.3, contain the Company Recommendation and shall reflect that the Merger shall be consummated as soon as practicable following the completion of the Offer pursuant to Section 251(h) of the DGCL. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any material information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to the Shareholders, in each case as and to the extent required by the Exchange Act. Except with respect to matters relating to Superior Proposals or any Company Adverse Recommendation Change (which are governed by Section 7.3), the Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 (including any general amendments or supplements thereto but excluding any amendments filed in connection with a Superior Proposal or Company Adverse Recommendation Change (which are governed by Section 7.3)) with the SEC or dissemination thereof to the Shareholders, or responding to any comments of the SEC with respect to the Schedule 14D-9 but excluding any comments relating to a Superior Proposal or Company Adverse Recommendation Change (which are governed by Section 7.3), the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation contained in the Schedule 14D-9.

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub or their agents mailing labels and any available listings or computer files containing the names and addresses of the record holders or beneficial owners of the Shares as of the most recent practicable date, and shall promptly furnish Parent and Merger Sub with such information and assistance (including updated lists of record holders or beneficial owners of the Shares, from time to time upon Parent’s, Merger Sub’s or either of their respective agents’ request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or their agents may reasonably request for the purpose of communicating the Offer and the Offer Documents to the record holders and beneficial owners of the Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective reasonable best efforts to cause their agents and the Parent Representatives to deliver) to the Company or shall destroy all copies and any extract or summaries of such information then in their possession or control. In addition, in connection with the Offer, the Company shall cause the Company Representatives to cooperate with Parent and Merger Sub to disseminate the Offer Documents to Shareholders held in or subject to any Company Benefit Plan, and to permit such Shareholders to tender such Shares in the Offer, to the extent permitted by applicable Law and the applicable Company Benefit Plan.

Section 2.3 Company Board Prior to the Effective Time.

(a) Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 2.3) and (ii) the percentage (rounded up to the next whole number) that the number of Shares beneficially owned by Parent and/or Merger Sub (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by promptly increasing the number of directors (included by amending the Company By-laws if necessary to increase the size of the Company Board) or securing resignations of incumbent directors. At such time, the Company shall also cause individuals designated by Parent to constitute the number of members (rounded up to the next whole number) on (A) each committee of the Company Board and (B) as requested by Parent, the board of directors of the Company Subsidiary (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Notwithstanding the foregoing, until the Effective Time, the Company shall use reasonable best efforts to ensure that no fewer than three individuals who are directors on the date hereof remain members of the Company Board until the Effective Time.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions reasonably necessary to effect the appointment of Parent’s designees, including mailing to the Shareholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section 2.3(b), which, unless Parent otherwise elects, shall be mailed together with the Schedule 14D-9. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 2.3(a) shall be subject to the receipt of such information.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the “Independent Directors”) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize): (i) any termination of this Agreement by the Company; (ii) any amendment of this Agreement requiring action by the Company Board; (iii) any amendment to the Company Certificate or the Company By-laws; (iv) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub; and (v) any waiver of compliance with, or enforcement by the Company of, any of the agreements or conditions contained herein for the benefit of the Company.

Section 2.4 Short Form Merger. If, after the Offer Closing, Parent and Merger Sub are prohibited from completing the Merger pursuant to Section 251(h) of the DGCL and hold of record, in the aggregate, at least 90% of the outstanding Shares, notwithstanding any other provision of this Agreement, the Parties shall take all reasonably necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the Offer Closing without a meeting of the Shareholders in accordance with Section 253 of the DGCL.

ARTICLE 3

The Merger

Section 3.1 The Merger. On the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Offer Closing.

Section 3.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022

at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article 8 (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions, which by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 3.3 Effective Time. The Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is specified by the Parties as the Effective Time in the Certificate of Merger (the “Effective Time”).

Section 3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall, subject to Section 7.7 hereof, be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, attached hereto as Exhibit A and Exhibit B, respectively, except that the name of the Surviving Corporation shall at the Effective Time be changed to the name of the Company.

Section 3.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE 4

Conversion of Securities; Exchange of Certificates

Section 4.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or their respective stockholders, the following shall occur:

(a) Conversion Generally. Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 4.1(b) and any Dissenting Shares), shall be converted, subject to Section 4.2(d), into the right to receive the Offer Price in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All such Shares shall thereafter no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate which immediately prior to the Effective Time represented any such Shares shall thereafter represent only the right to receive the Merger Consideration therefor. Certificates previously representing Shares (other than any Shares to be canceled pursuant to Section 4.1(b) and other than Dissenting Shares) shall be exchanged for the Merger Consideration thereon, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 4.2.

(b) Cancellation of Certain Shares. Each Share held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by the Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of an equal number of such shares of the Surviving Corporation.

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(d) Change in Shares. If between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of Shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of Shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of Shares or any other similar transaction and to provide to the Shareholders the same economic effect as contemplated by this Agreement prior to such action.

Section 4.2 Exchange of Certificates.

(a) Paying Agent. At the Closing, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Paying Agent”), for the benefit of the Shareholders, for exchange in accordance with this Article 4, through the Paying Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 in exchange for outstanding Shares. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the Shareholders and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the Shareholders in the amount of any such losses and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-l or P-l or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly following the Effective Time (but in no event later than three Business Days following the Effective Time), Parent shall instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and uncertificated Shares (“Uncertificated Shares”) and whose Shares have been converted into the right to receive Merger Consideration pursuant to Section 4.1 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent), in such form and substance as mutually agreed by Parent and the Company and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions (or, if such Shares are held in book-entry or are Uncertificated Shares, upon the entry through a book-entry transfer agent of the surrender of such Shares on a book-entry account statement), the holder thereof shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificate or Uncertificated Shares, and the Certificate or Uncertificated Shares so surrendered shall forthwith be canceled. No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates or Uncertificated Shares. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid as a result of payment to a Person other than the registered holder of such Certificate or Uncertificated Shares. Until surrendered as contemplated by this Section 4.2, each Certificate or Uncertificated Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the Dissenting Shares.

(c) Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the Shareholders six months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any Shareholders who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

(e) No Liability. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Shareholder for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration without any interest thereon.

(g) Withholding. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer or this Agreement to any Shareholder, holder of Company Options or holder of an RSU such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder, holder of Company Options or holder of an RSU, as applicable, in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

Section 4.3 Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time which are held by a Shareholder who (a) is entitled to demand and properly demands appraisal of such Shares pursuant to and (b) complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Shareholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration thereon (the “Dissenting Shares”), but instead such Dissenting Shareholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of fair value of Dissenting Shares. Prior to the Effective Time, the Company shall give Parent notice thereof as promptly as reasonably practicable and Parent shall have the right to participate at its own expense in all negotiations and proceedings with respect to any such demands. If any Dissenting Shareholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the Dissenting Shares held by such Dissenting Shareholder shall be canceled and converted into and represent the right to receive the Merger Consideration pursuant to Section 4.1 and Parent shall remain liable for payment of the Merger Consideration for such Shares.

Section 4.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the items contemplated by this Article 4) and thereafter, there shall be no further registration of transfers of Shares theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be converted into the Merger Consideration.

Section 4.5 Company Options and RSUs. At or prior to the Effective Time, the Company Board (or a committee thereof) shall adopt resolutions necessary to implement the following:

(a) Company Options. At the Effective Time, except as otherwise agreed by Parent and the holder of Company Options with respect to such holder’s Company Options, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior thereto shall become fully vested and shall be converted automatically into the right to receive at the Effective Time, and promptly thereafter but in any event within three Business Days of the Effective Time, the Surviving Corporation shall distribute to such holder, an amount in cash in U.S. dollars equal to the product of (i) the total number of Shares subject to such Company Option and (ii) the excess, if any, of the amount of the Merger Consideration over the exercise price per Share subject to such Company Option, with the aggregate amount of such payment rounded to the nearest whole cent. As of the Effective Time, all Company Options shall no longer be outstanding and shall automatically terminate and cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the payment in respect thereof described in the immediately preceding sentence.

(b) RSUs. At the Effective Time, except as otherwise agreed by Parent and the holder of RSUs, RSUs shall become fully vested, and promptly after such vesting, but in any event within three Business Days of the Effective Time, the Surviving

Corporation shall distribute to such holder a lump sum cash payment in U.S. dollars equal to the product of (i) the total number of vested RSUs subject to such award of RSUs and (ii) the Merger Consideration.

(c) Certain Definitions. For purposes hereof, (i) “Company Options” shall mean options to acquire Company Common Stock issued pursuant to the employee and director stock plans of the Company or under any individual consultant, employee or director agreement (such plans or agreements, the “Company Stock Plans”) and (ii) “RSU” shall mean a right issued under any Company Stock Plan to acquire Company Common Stock on a deferred basis.

(d) Miscellaneous. The Company shall take all actions reasonably requested by Parent to give effect to the provisions of this Section 4.5, including under any Company Stock Plan. All amounts payable under this Section 4.5 shall be reduced by amounts as are required to be withheld or deducted under the Code or any provision of U.S. state, local or foreign Tax Law with respect to the making of such payment. The provisions of this Section 4.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options and each beneficiary of an RSU, and their respective heirs, beneficiaries and representatives solely for the purpose of the right to receive all amounts payable under this Section 4.5.

ARTICLE 5

Representations and Warranties of the Company

Subject to (a) any information contained, or incorporated by reference, in any of the Prior Company SEC Filings filed or furnished between September 30, 2012 and the Measurement Date, excluding any disclosures set forth in the financial statements and notes thereto included in any such Prior Company SEC Filing and any section of the Prior Company SEC Filings entitled “risk factors” or constituting “forward-looking statements” and any other disclosures contained therein relating to information, factors or risks that are cautionary, predictive or forward looking in nature (provided that this clause (a) shall not qualify the representations and warranties in Section 5.1(a) (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.18 (Board Approval) and Section 5.19 (Brokers)) and (b) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that its relevance is reasonably apparent on its face and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Official Payments Corporation is the only Subsidiary of the Company (the “Company Subsidiary”) and it has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware.

(b) Each of the Company and the Company Subsidiary has the requisite power and authority and all governmental approvals and Company Permits necessary to own, lease and operate its respective assets and properties and to carry on its respective businesses as now being conducted, except for such government approvals and Company Permits, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company and the Company Subsidiary, and all amendments thereto, as currently in effect. Neither the Company nor the Company Subsidiary is in violation in any material respects of any of the provisions of its certificate of incorporation or by-laws. The Company does not own, directly or indirectly, any Equity Interest in any Person other than the Company Subsidiary.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 44,260,000 Shares and 4,579,000 shares of preferred stock (the “Company Preferred Stock”). As of the Measurement Date, there were: (i) 16,738,772 Shares issued and outstanding; (ii) no Shares issued as paid-in capital shares; (iii) 3,187,081 Shares issuable upon exercise of outstanding Company Options and 54,000 Shares issuable upon the full settlement of all outstanding RSUs; and (iv) no shares of Company Preferred Stock issued and outstanding. Section 5.2(a) of the Company Disclosure Schedule sets forth as of the Measurement Date, a list of the holders of Company Options and/or RSUs, including (to the extent applicable) the date on which each such Company Option or RSU was granted, the number of Shares subject to such Company Option or RSU, the expiration date of such Company Option or RSU, the price at which such Company Option may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or RSU.

(b) All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 5.2(a), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company, or any “phantom” stock rights, stock appreciation rights or stock-based performance units. Except as set forth in Section 5.2(a), there are no outstanding contractual obligations of the Company or the Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Between the Measurement Date and the date of this Agreement, the Company has not issued any Equity Interests, Company Options, RSUs or other shares of its capital stock, or securities convertible into or exchangeable for such capital stock.

(c) Since September 30, 2011, there have been no re-pricings of any options to acquire Equity Interests in the Company through amendments, cancellation and reissuance or other means. None of the Company Options was granted with an exercise price below the fair market value of the related Shares as of the time of grant.

(d) Each outstanding share of capital stock or other Equity Interest of the Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned by the Company free and clear of all Liens. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock or other ownership interests of the Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement. Between the Measurement Date and the date of this Agreement, the Company Subsidiary has not issued any Equity Interests or other shares of its capital stock, or securities convertible into or exchangeable for such capital stock.

Section 5.3 Authority.

(a) The Company has all necessary corporate power and authority: (i) to execute and deliver this Agreement and to perform its obligations hereunder; (ii) consummate the Offer and the Merger; and (iii) to consummate the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no Shareholder votes are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) Assuming the accuracy of Parent’s and Merger Sub’s representations in Section 6.8, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement or the transactions contemplated hereby, including the Offer and the Merger and (ii) the approvals of the Company Board referred to in Section 5.18 constitute approvals of the transactions contemplated hereby, including the Offer and the Merger, under the provisions of Section 203 of the DGCL such that Section 203 shall not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, without any further action on the part of the Shareholders or the Company Board.

Section 5.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby shall not, (i) conflict with or violate any provision of the Company Certificate or the Company By-laws or any equivalent organizational documents of the Company Subsidiary, (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) and Section 6.3(b) shall have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) and Section 6.3(b) shall have been made and any waiting periods thereunder shall have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or the Company Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound or affected, or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or the Company Subsidiary pursuant to, any Contract to which the Company or the Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company do not require any consent, approval or authorization of, or filing with or notification to, any Governmental Entity, except: (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of the NASDAQ, the HSR Act, or any other antitrust, merger and acquisition, competition, trade or other regulatory Laws; (ii) for filings required under applicable Laws relating to Company Permits; (iii) the filing and recordation of the Certificate of Merger as required by the DGCL; or (iv) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not: (A) prevent or materially delay the consummation of the Offer or the Merger; (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement; or (C) for such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.5 Permits; Compliance with Laws.

(a) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiary hold all Company Permits necessary for the lawful conduct of their respective businesses or ownership, use, occupancy and operation of their respective assets and properties; (ii) all Company Permits are in full force and effect; and (iii) the Company and the Company Subsidiary are in compliance with the terms of such Company Permits.

(b) Except (i) with respect to Tax matters (which are addressed exclusively in Section 5.14), Intellectual Property (which is addressed exclusively in Section 5.13), environmental matters (which are addressed exclusively in Section 5.12), benefits and employee matters (which are addressed exclusively in Section 5.9), the businesses of the Company or Company Subsidiary are being (and since September 30, 2011 have been) conducted in compliance with all Laws applicable to the Company or the Company Subsidiary or by which any property or asset of the Company or the Company Subsidiary is bound.

(c) Section 5.5(c) of the Company Disclosure Letter sets forth all written notices received by, and claims filed against, the Company or the Company Subsidiary since September 30, 2011 and prior to the date hereof alleging a violation of Laws or Company Permits or threatening in writing to revoke, suspend or cancel any Company Permits.

Section 5.6 SEC Filings; Financial Statements.

(a) Company SEC Filings. The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since September 30, 2011 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or, if amended, at the time of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company Subsidiary is not subject to the periodic reporting requirements of the Exchange Act. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since September 30, 2011 through the date of this Agreement relating to the Company SEC Filings, together with all written responses of the Company thereto. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC and none of the Company SEC Filings is the subject of any ongoing review by the SEC.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) No Undisclosed Liabilities. Neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations: (i) which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (ii) that were incurred after September 30, 2012 in the ordinary course of business; (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby; or (iv) that were disclosed or reserved against in the Company Financial Statements. The Company and the Company Subsidiary have no off-balance sheet liabilities or obligations under any interest rate or currency cap, swap, collar, hedging or similar transaction, except for such liabilities as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiary, taken as a whole.

(d) Internal Controls.

(i) Since September 30, 2011, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has provided to Parent copies of any material written materials relating to the foregoing.

(ii) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act). Such disclosure controls and procedures (A) are designed to provide reasonable assurance that material information relating to the Company required to be included in reports filed under the Exchange Act, including the Company Subsidiary, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(iii) Since the enactment of the Sarbanes-Oxley Act, neither the Company nor the Company Subsidiary has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or of the Company Subsidiary.

Section 5.7 Affiliate Transactions. There are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or the Company Subsidiary, on the one hand, and any officer or director of the Company, any Shareholder who, to the Knowledge of the Company, owns or at any time since September 30, 2011 owned 10% or more of any class or series of the Company’s capital stock, on the other hand, that has not been disclosed in the Prior Company SEC Filings and are of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 5.8 Absence of Certain Changes or Events. Since June 30, 2013, (a) through the date hereof, the Company and the Company Subsidiary have conducted their respective businesses in all material respects in the ordinary course consistent with past practice, (b) the Company and the Company Subsidiary have complied with the covenants set forth in Section 7.1(k) and Section 7.1(l) as if such Sections were in effect during such period, and (c) there has not been any Effect which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 5.9 Benefit Plans; Employees and Employment Practices.

(a) Section 5.9(a) of the Company Disclosure Schedule contains a true, correct and complete list of each material Company Benefit Plan. The Company has made available to Parent or its agents or representatives copies of: (i) each material Company Benefit Plan; (ii) the most recent annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan; (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required; and (iv) the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(b) Except for such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code.

(c) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and, to the Knowledge of the Company, nothing has occurred that could reasonably be expected to cause such determination letter to be revoked or not to be reissued.

(d) Neither the Company, nor the Company Subsidiary nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) sponsors, maintains or contributes to, or otherwise has any liability with respect to, any Multiemployer Plan or any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA.

(e) Neither the Company nor the Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or the Company Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or the Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiary, except where such dispute, strike or work stoppage, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or the Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity, except where such unfair labor practice, charge or complaint, individually or in the aggregate, is not reasonably expected to have a Company Material Adverse Effect.

(f) Except as contemplated by Section 4.5 and Section 7.6(a) hereof, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Company or the Company Subsidiary or (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor of the Company or the Company Subsidiary. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, would reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or result in any amount failing to be deductible by reason of Sections 280G or 162(m) of the Code.

(g) No Company Benefit Plan provides any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code. Except as set forth on Section 5.9(g) of the Company Disclosure Schedule, with respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code and is subject to Section 409A of the Code, (i) the terms of such Company Benefit Plan have at all times since September 30, 2011 been in compliance in all material respects with and (ii) such Company Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects with, Section 409A of the Code and applicable guidance thereunder.

(h) Except as set forth on Section 5.9(h) of the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and the Company Subsidiary are in compliance with all applicable Laws and Contracts relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988, the proper classification of employees as exempt or non-exempt from overtime pay requirements, the provision of required meal and rest breaks and the proper classification of individuals as contractors or employees.

Section 5.10 Material Contracts.

(a) Except as disclosed in Section 5.9, Section 5.10(a) or Section 5.15(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is a party to or bound by any Contract which (i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) (A) requires aggregate annual payments to be made by the Company or the Company Subsidiary in excess of $1,000,000; (B) provides for any material earn-out, deferred or contingent payment or indemnification obligations that remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations); (C) provides for any joint venture or that involves a sharing of profits, cash flows, expenses or losses with other Persons; (D) contains covenants materially limiting the ability of the Company or the Company Subsidiary to engage in any line of business or to compete with any Person or operate in any jurisdiction or geographic area; (E) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or the Company Subsidiary to acquire or dispose of the securities of another Person; or (F) contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners). Each Contract of the type described in this Section 5.10(a), whether or not set forth in Section 5.10(a) of the Company Disclosure Schedule (including Contracts which would be required to be set forth in Section 5.10(a) of the Company Disclosure Schedule if such Contracts were not filed as exhibits to, or otherwise included in, the Company SEC Filings) is referred to herein as a “Company Material Contract.”

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or the Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the Knowledge of the Company, each Company Material

Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms; (iii) neither the Company nor the Company Subsidiary and, to the Company’s Knowledge, no counterparty, is in breach or violation of, or default under, any Company Material Contract; (iv) neither the Company nor the Company Subsidiary has received any claim of default under any Company Material Contract; and (v) to the Company’s Knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both). As of the date hereof, true and correct copies of all Company Material Contracts are either publicly filed with the SEC or the Company has made available to Parent copies of such Company Material Contracts, subject to redactions due to confidentiality requirements thereunder and requests by the counterparties to such Company Material Contracts for confidential treatment.

Section 5.11 Litigation. Except for matters that could not reasonably be likely to result in liability to the Company or the Company Subsidiary in excess of $250,000 in the aggregate, as of the date hereof, (a) there is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company, the Company Subsidiary or any officer or director thereof in connection with his or her status as an officer or director of the Company or the Company Subsidiary and (b) neither the Company nor the Company Subsidiary is subject to any outstanding Order that, individually or in the aggregate, is reasonably expected to be material to the Company and the Company Subsidiary taken as a whole.

Section 5.12 Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (a) since September 30, 2011, the Company and the Company Subsidiary have conducted their businesses in compliance with all applicable Environmental Laws and all applicable Company Permits required under Environmental Law; (b) there has been no release of any Hazardous Material into the environment by the Company or the Company Subsidiary or in connection with their current or former properties or operations; (c) there has been no exposure of any Hazardous Material, pollutant or contaminant in connection with the current or former properties, operations and activities of the Company and or the Company Subsidiary; and (d) neither the Company nor the Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or the Company Subsidiary is in violation of, or liable under, any Environmental Law or responsible for any investigation or remediation under any Environmental Law.

Section 5.13 Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule sets forth a list of all: (i) issued patents and pending patent applications; (ii) trademark and service mark registrations and applications for registration thereof; (iii) copyright registrations and applications for registration thereof; and (iv) Internet domain names, in each case that are owned by the Company or the Company Subsidiary.

(b) To the Knowledge of the Company, the Company and the Company Subsidiary own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiary (the “Company Intellectual Property”). The material Company Intellectual Property that is owned by the Company or the Company Subsidiary or that is required to conduct the business of the Company or the Company Subsidiary in all material respects as currently conducted, including the Company Intellectual Property required to be set forth on Section 5.13(a) of the Company Disclosure Schedule, is subsisting and, to the Knowledge of the Company, valid and enforceable, except as could not reasonably be expected to adversely affect the businesses of the Company or the Company Subsidiary as currently conducted.

(c) Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the operation of the business of the Company and the Company Subsidiary as currently conducted does not infringe or misappropriate the Intellectual Property of any other Person. Since September 30, 2011, neither the Company nor the Company Subsidiary has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property owned by the Company or the Company Subsidiary. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes or misappropriates the Company Intellectual Property owned by the Company or the Company Subsidiary, except as could not reasonably be expected to adversely affect the business of the Company or the Company Subsidiary as currently conducted.

(d) To the Knowledge of the Company, the Company and the Company Subsidiary have implemented commercially reasonable measures to maintain and protect the secrecy and confidentiality of any material confidential Company Intellectual Property owned by the Company and the Company Subsidiary (including any trade secrets included therein). Each current and former employee and independent contractor of, and consultant to, the Company or the Company Subsidiary has entered into a valid and enforceable written agreement or the Company and the Company Subsidiary otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or the Company Subsidiary. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(e) To the Knowledge of the Company, the Company and the Company Subsidiary have implemented commercially reasonable measures to protect the secrecy and confidentiality of the material source code for the Company Software Products. Except as set forth on Section 5.13(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or the Company Subsidiary.

(f) To the Knowledge of the Company, the Company and the Company Subsidiary have implemented commercially reasonable measures to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or the Company Subsidiary (the “Company Systems”), and the data stored or contained therein or transmitted thereby. There have been (i) since September 30, 2011, to the Knowledge of the Company, no material unauthorized intrusions or breaches of the security of the Company Systems or Company Software Products and (ii) no material failures or interruptions in the Company Systems or Company Software Products since September 30, 2011 that have not been remedied in all material respects.

(g) To the Knowledge of the Company, in no case does the Company’s or the Company Subsidiary’s use, incorporation or distribution of Open Source Software in connection with Company Software Products give rise to any obligation to disclose or distribute any source code, to license any Company Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Company Software Products or Intellectual Property without charge.

Section 5.14 Taxes. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or the Company Subsidiary for all taxable periods ending on or before the date hereof have been timely filed (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects.

(b) All Taxes of the Company and the Company Subsidiary due and payable have been timely paid, other than any amount which is being contested in good faith by appropriate proceedings. As of September 30, 2012, the accruals and reserves for Taxes (without regard to deferred tax assets and deferred tax liabilities) of the Company and the Company Subsidiary established in the Company SEC Filings were complete and adequate to cover any material liabilities for Taxes that are not yet due and payable.

(c) No deficiencies for Taxes have been proposed or assessed in writing against the Company or the Company Subsidiary by any Governmental Entity, and neither the Company nor the Company Subsidiary has received any written notice of any claim, proposal or assessment against the Company or the Company Subsidiary for any such deficiency for Taxes. No claim has been made by any Governmental Entity in a jurisdiction where the Company and the Company Subsidiary do not file Tax Returns that the Company or the Company Subsidiary is or may be subject to Tax by such jurisdiction. None of the Tax Returns of the Company or the Company Subsidiary is currently being examined by the IRS or relevant state, local or foreign taxing authorities.

(d) Neither the Company nor the Company Subsidiary has waived any statute of limitations with respect to Taxes.

(e) The Company and the Company Subsidiary have duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported.

(f) There are no liens or other security interests upon any property or assets of the Company or the Company Subsidiary for Taxes, except for liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

(g) Neither the Company nor the Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past two years.

(h) Neither the Company nor the Company Subsidiary is liable for the Taxes of any other person as a transferee or successor, by contract or by reason of having joined in a consolidated, combined, or similar Tax Return, or otherwise.

(i) Neither the Company nor the Company Subsidiary is or has been a party to a “reportable transaction” as defined in Section 6707A(c)(l) of the Code and Treasury Regulations Section 1.601 l-4(b)(or similar provisions of state, local or foreign Law).

(j) Neither the Company nor the Company Subsidiary has made or agreed to a change in a method of accounting for Tax purposes or has applied for permission to make such a change. The Company and the Company Subsidiary shall not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any: (i) closing agreement as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) entered into prior to the Closing; (ii) installment sale or open transaction disposition entered into prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iv) election under Section 108(i) of the Code; or (v) disallowance of a deduction for employee compensation under Section 280G or 162(m) of the Code or any similar provisions of state, local or foreign Law.

(k) The representations in Section 5.2 and Section 5.9 and this Section 5.14 represent the sole and exclusive representations regarding Tax matters.

Section 5.15 Real Estate. Section 5.15(a) of the Company Disclosure Schedule identifies all real property owned by the Company or the Company Subsidiary (the “Company Owned Properties”), and Section 5.15(b) of the Company Disclosure Schedule identifies all material real property leased by the Company or the Company Subsidiary as lessee or sublessee (the “Company Leased Premises”, and together with the Company Owned Properties, the “Company Properties”). The Company Leased Premises are leased to the Company or the Company Subsidiary pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. Except as set forth on Section 5.15(c) of the Company Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the Company Subsidiary (a) has good and marketable fee simple title to each of the Company Owned Properties, (b) has a valid leasehold interest in each of the Company Leased Properties, and (c) has good and marketable fee simple title to all material assets reflected in the audited consolidated balance sheet included in the Company Financial Statements as being owned by the Company or the Company Subsidiary (except for assets and properties sold or otherwise disposed of, and leases subsequently terminated, in the ordinary course of business), or acquired after the date thereof which are material to the Company and the Company Subsidiary, taken as a whole, free and clear of any rights of way, easements, encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations; (ii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent); (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business and which (A) are not yet due and payable, (B) are duly budgeted to be paid, and (C) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby; (iv) Liens for Taxes that are not yet due and payable; and (v) any current Liens for indebtedness related to the Company Properties set forth on Section 5.15(d) of the Company Disclosure Schedule. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (1) the Company Properties and the business conducted thereon comply in all material respects with the terms of the applicable leases and applicable Laws; (2) the leases in respect of the Company Leased Premises are in full force and effect; (3) neither the Company nor the Company Subsidiary is in default thereunder; (4) neither the Company nor the Company Subsidiary has received a notice of default with respect to any such lease; and (5) to the Knowledge of the Company, there is no default by any of the landlords thereunder.

Section 5.16 Certain Business Practices. Neither the Company nor the Company Subsidiary (nor to the Knowledge of the Company, any Person acting on its behalf) (a) has made or offered any illegal contributions, gifts, entertainment or payments of other expenses or used corporate funds for any political activity or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control.

Section 5.17 Insurance. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each insurance policy of the Company and the Company Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor the Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

Section 5.18 Board Approval. On or prior to the date of this Agreement, the Company Board (a) has received from William Blair & Company (the “Company Financial Advisor”), its opinion, subject to the limitations, qualifications and assumptions set forth therein, that the Offer Price to be received by the Shareholders in the Offer and the Merger is fair from a financial point of view to the Shareholders, (b) has unanimously, by resolutions duly adopted: (i) determined that this Agreement and the transactions contemplated herein, including the Offer and Merger, are fair to and in the best interest of the Company and the Shareholders; (ii) approved this Agreement, the Offer, the Merger (pursuant to Section 251(h) of the DGCL) and the other transactions contemplated by this Agreement, declaring their advisability; and (iii) recommended to the Shareholders that they accept the Offer and tender their Shares to Merger Sub pursuant to the Offer (the foregoing recommendations in clauses (i) through (iii) of this Section 5.18(b), collectively, the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn, except after the date of this Agreement as permitted by Section 7.3.

Section 5.19 Brokers. Other than the Company Financial Advisor, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Company Subsidiary.

ARTICLE 6

Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that its relevance is reasonably apparent on its face and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary. Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, together with all amendments thereto, as currently in effect.

Section 6.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no vote of Parent’s stockholders is necessary to authorize this Agreement or to consummate the transactions provided for herein. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub and (ii) assuming that all consents, approvals and authorizations described in Section 5.4(b) and Section 6.3(b) shall have been obtained prior to the Effective Time and all filings and notifications described in Section 5.4(b) and Section 6.3(b) shall have been made and any waiting periods thereunder shall have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to any member of the Parent Group or by which any property or asset of any member of the Parent Group is bound or affected, except for such conflicts or violations that, in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations hereunder or prevent or materially impede, interfere with, hinder or delay the consummation of the Offer or the Merger.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement do not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Laws, the rules and regulations of the NASDAQ, the HSR Act, or any other antitrust, merger and acquisition, competition, trade or other regulatory Laws and (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, except for any consents, approvals, authorizations, permits, filings or notifications, the failure of which to make or obtain, in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations hereunder or prevent or materially impede, interfere with, hinder or delay the consummation of the Offer or the Merger.

Section 6.4 Litigation. As of the date hereof, there is no material suit, claim, action or proceeding pending or, to the Knowledge of Parent, threatened against Merger Sub, and Merger Sub is not subject to any outstanding Order. As of the date hereof, (a) there is no suit, claim, action, proceeding, arbitration or investigation pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Offer, the Merger or any of the other transactions provided for herein or which seeks damages in connection therewith and (b) no injunction has been entered or issued with respect to the transactions provided for herein.

Section 6.5 Ownership of Merger Sub; No Prior Activities. Parent, or a direct or indirect wholly owned subsidiary of Parent, owns 100% of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and shall not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 6.6 Financing. Parent has sufficient cash, marketable securities and other financial resources sufficient for it to deliver the aggregate Offer Price and other amounts payable under Article 4, any amounts payable pursuant to the refinancing of any outstanding indebtedness of the Company and any other amounts incurred or otherwise payable by Parent, Merger Sub or the Surviving Corporation in connection with the Offer, the Merger and the other transactions contemplated by this Agreement, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Offer, the Merger or of the other transactions contemplated by this Agreement.

Section 6.7 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 6.8 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 6.9 Solvency of the Surviving Corporation. Assuming the accuracy, in all material respects, of the representations and warranties of the Company set forth in this Agreement, after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, the Surviving Corporation shall be Solvent. For purposes of this Agreement, the Surviving Corporation shall be deemed “Solvent” so long as: (i) each of the Surviving Corporation and its Subsidiaries shall not have incurred debts beyond its ability to pay such debts as they mature or become due; (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries shall exceed the amount that shall be required to pay their liabilities (including the amount necessary to provide for contingent liabilities) and their respective debts as they become absolute and mature; (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, shall exceed their respective debts (including the amount necessary to provide for contingent liabilities); and (iv) each of the Surviving Corporation and its Subsidiaries shall not have unreasonably small capital to carry on their respective business, either (A) as presently conducted or (B) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Section 6.10 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, their Affiliates and the Parent Representatives, Parent and Merger Sub, their Affiliates and the Parent Representatives, have received and may continue to receive after the date hereof from the Company and its Affiliates, and the Company Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations (the “Forecasts”). Parent and Merger Sub hereby acknowledge and agree that: (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar; (b) Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (c) Parent and Merger Sub shall have no claim against the Company or the Company Subsidiary, or any of their Affiliates, or the Company Representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that, none of the Company, the Company Subsidiary, Affiliates or the Company Representatives or any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

Section 6.11 Acknowledgment and Representations by Parent and Merger Sub. In entering into this Agreement, except for the representations, warranties and covenants herein and in the Stockholder Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that other than as set forth in Article 5 of this Agreement, in the certificates or other instruments delivered pursuant hereto and in Article I of the Stockholder Agreement, (a) none of the Company, the Company Subsidiary or any of the Company Representatives or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of the Parent Representatives, Parent’s financing sources or any other Person acting on their behalf prior to the execution of this Agreement and (b) none of the Company, the Company Subsidiary or any of the Company Representatives shall have any liability whatsoever to Parent, Merger Sub, any of the Parent Representatives or Parent’s financing sources or any other Person relating to or resulting from the use of the information provided such persons or any errors therein or omissions therefrom.

ARTICLE 7

Covenants

Section 7.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 7.1 of the Company Disclosure Schedule, as otherwise expressly permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters in subparagraph (i), (l), (n), (o) or (q) below), the Company shall, and shall cause the Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, pendency, public announcement (in accordance with this Agreement) of, or the Company’s performance of any of this Agreement or the performance of the transactions contemplated herein or the consequences thereof on the respective businesses of the Company and the Company Subsidiary, be considered a breach of any of the provisions of this Section 7.1), (i) conduct its business in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to preserve the current relationships of the Company and the Company Subsidiary with each of the customers, suppliers and other Persons with whom the Company or the Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in the Company Disclosure Schedule, as otherwise expressly permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters in subparagraph (i), (l), (n), (o) or (q) below), the Company shall not, and shall not permit the Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a) amend or otherwise change the Company Certificate, the Company By-laws or equivalent organizational documents of the Company Subsidiary;

(b) except as permitted by Section 7.1(k) below, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of Company Options, RSUs, warrants, conversion rights and other contractual rights existing on the date hereof that have been disclosed in the Company Disclosure Schedule);

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by the Company Subsidiary to the Company), or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise or settlement of Company Options, RSUs, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights existing on the date hereof that have been disclosed in the Company Disclosure Schedule;

(e) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in, outside of the ordinary course of business consistent with past practice, any Equity Interest in any Person or any division thereof or any assets thereof, except any such acquisitions or investments that are consistent with past practice and are for consideration that is individually not in excess of $1,000,000, or in the aggregate, not in excess of $5,000,000 for all such acquisitions by the Company and the Company Subsidiary taken as a whole;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than the Company Subsidiary) for borrowed money, except for (i) indebtedness owing by the Company Subsidiary to the Company, (ii) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness, and (iii) indebtedness for borrowed money incurred with respect to acquisitions permitted pursuant to Section 7.1(e) or with respect to capital expenditures permitted pursuant to Section 7.1(i);

(g) grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with indebtedness permitted under Section 7.1(f) or Section 7.1(h);

(h) issue any debt securities or assume, endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, other than (i) loans or advances to the Company Subsidiary and (ii) advances of travel and other out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

(i) authorize or make any commitment with respect to capital expenditures that exceeds the Company’s capital expenditures budget for fiscal year 2014 by $250,000 individually or $500,000 in the aggregate;

(j) enter into any new line of business outside of its existing business segments;

(k) adopt or amend any Company Benefit Plan, increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or the Company Subsidiary, pay, fund or accelerate the vesting of any benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law or to address the requirements of this Agreement or any Contracts the Company or the Company Subsidiary has entered into prior to the date hereof that have been disclosed on the Company Disclosure Schedule if required to be disclosed thereon or (ii) in connection with employees who are not directors or executive officers (as such term is used in Rule 3b-7 of the Exchange Act) in the ordinary course of business consistent with past practice;

(l) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice, or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (x) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Prior Company SEC Filings or contemplated by documents made available to Parent prior to Measurement Date or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(m) except as otherwise permitted by this Agreement, including Section 7.1(e) and Section 7.3, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary (other than the Merger);

(n) dispose of, sell, lease, license or otherwise transfer, any of the Company’s or the Company Subsidiary’s material assets, properties, interests or businesses, other than (i) disposing of, selling, leasing or otherwise transferring obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice or (ii) licensing owned Company Intellectual Property on a non-exclusive basis in the ordinary course of business consistent with past practice;

(o) enter into, renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or the Company Subsidiary thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or the Company Subsidiary from (i) negotiating and/or renewing in the ordinary course of business consistent with past practice any Company Material Contracts which expire upon their terms or (ii) entering into any customer or supplier Contracts in the ordinary course of business consistent with past practice, regardless of whether or not any such Contract would constitute a Company Material Contract if it had been entered into as of the date hereof;

(p) make any material change in its methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;

(q) make or change any material Tax election, adopt or change any material Tax method of accounting, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim, audit or assessment, change any annual Tax accounting period, enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, file any amended Tax Return that is material or settle or compromise any material Tax claim, audit or assessment; or

(r) knowingly commit or agree to take any of the foregoing actions or any action which would result in any of the Offer Conditions or any of the conditions to the Merger set forth in Article 8 not being satisfied.

Section 7.2 Access to Information; Confidentiality.

(a) Access to Information. Subject to Section 7.2(b), from the date of this Agreement to the Effective Time, the Company shall, and shall instruct the Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to (i) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon reasonable prior notice to a Company Representative designated in Section 7.2(a) of the Company Disclosure Schedule hereto, to the officers, employees, agents, properties, offices and other facilities of the Company or the Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiary as Parent, Merger Sub or the Parent Representatives may reasonably request.

(b) Confidentiality and Restrictions. With respect to the information disclosed pursuant to Section 7.2(a), the Parties shall comply with, and shall cause the Company Representatives (in the case of the Company) and the Parent Representatives (in the case of the Parent or Merger Sub) to comply with, all of their respective obligations under the agreement, dated June 14, 2013, between the Company and Parent (as such agreement may be amended from time to time, the “NDA”) or any similar agreement entered into between the Company and any Person to whom the Company, the Company Subsidiary or any Company Representative provides information pursuant to this Section 7.2, it being understood and agreed by the Parties that, notwithstanding Section 7.2(a), (i) the Company, the Company Subsidiary and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the NDA or any similar agreement with respect to such information, (ii) Section 7.2(a) shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or the Company Subsidiary’s operation of its business, and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or the Company Subsidiary is party, or violate any applicable Law, or where such access to information may involve the waiver of a disclosure of privilege.

Section 7.3 No Solicitation of Transactions.

(a) The Company shall, and shall cause the Company Subsidiary, and shall use reasonable best efforts to cause the Company Representatives to, (i) immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal and (ii) use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such other parties (to the extent that the Company has the right to cause such Persons to return or destroy such confidential information under a confidentiality agreement (or other similar agreement) with such Persons). The Company shall not, and shall cause the Company Subsidiary and shall use reasonable best efforts to cause the Company Representatives not to, (A) directly or indirectly solicit, initiate or knowingly encourage any Takeover Proposal, (B) enter into any agreement or agreement in principle with respect to a Takeover Proposal, or (C) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to the Offer Closing, in response to a bona fide written Takeover Proposal that was not solicited in violation of this Agreement, and that the Company Board determines in good faith (after consultation with a financial advisor and outside legal counsel) constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may, subject to compliance with Section 7.3(b), (1) furnish information and/or draft agreements with respect to the Company and the Company Subsidiary to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the NDA (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Takeover Proposal) (provided that all such information and a summary of the material terms of any such draft agreements have previously been made available to Parent or are made available to Parent prior to, or promptly after (and in any event, within 48 hours), the time it is provided to such Person) and (2) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal. During the period from the date of this Agreement until the termination of this Agreement in accordance with its terms, (x) neither the Company nor the Company Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law and (y) the Company shall use its reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, unless the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Notwithstanding any provision of this Section 7.3 to the contrary, at any time prior to the Offer Closing, the Company Board may: (i) withdraw (or not make or continue to make) or modify in a manner adverse to Parent or Merger Sub the Company Recommendation; (ii) approve or recommend a Superior Proposal (any action described in the foregoing clause (i) or this clause (ii), a “Company Adverse Recommendation Change”); and/or (iii) enter into an agreement regarding a Superior Proposal if (x) in the case of an action described in any such clause above, the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the Shareholders under applicable Law, (y) in the case of an action described in clause (ii) or clause (iii) above: (A) the Company has given Parent four Business Days’ prior written notice (the “Notice Period”) of its intention to take such action in accordance with the second sentence of Section 7.3(c); (B) the Company has attached to such notice the most current version of the proposed agreement or a reasonably detailed summary of the material terms and conditions of any such Superior Proposal (which version or summary will be updated in accordance with Section 7.3(c)); (C) the Company has caused its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (1) that in the event that there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Company shall notify Parent of such material revision in compliance with Section 7.3(c) and the Notice Period shall be extended, if applicable, to ensure that at least two Business Days lapse between the time the Company notifies Parent of any such material revision and (2) that there shall only be two extensions of the Notice Period); and (D) the Company Board shall have considered in good faith any proposed changes to this Agreement proposed in writing by Parent and shall not have determined that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect, and (z) in the case of an action described in clause (iii) above: (I) the Company has complied with its obligations under this Section 7.3 (excluding any de minimis failure to comply); (II) the Company shall have terminated this Agreement in accordance with the provisions of Section 9.1(c)(ii) hereof; and (III) the Company shall pay Parent the Termination Fee in accordance with Section 9.4.

(c) The Company shall promptly (and in any event, within 48 hours) advise Parent of the Company’s receipt of any request for information related to a Takeover Proposal or any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal; provided that the Company shall have no obligation to disclose to Parent the identity of the Person making the Takeover Proposal. Promptly (and in any event, within 48 hours) upon determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination, specifying the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal. In connection with any notice required hereby, the Company shall promptly (and in any event, within 48 hours) provide to Parent copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Takeover Proposal or sent or provided by the Company to any third party in connection with any Takeover Proposal. The Company agrees that it and the Company Subsidiary shall not enter into any agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 7.3.

(d) Intervening Event. Notwithstanding anything to the contrary herein, prior to the Offer Closing, the Company Board (or any committee thereof) may only effect a Company Adverse Recommendation Change that does not relate to a Takeover Proposal if it is in response to any material development, fact, change, event, effect, occurrence or circumstance with respect to the Company that was not known or reasonably foreseeable (or the material consequences of which were not known or reasonably foreseeable) by the Company or the Company Board as of the date hereof (excluding the Company exceeding internal or published projections, forecasts or revenue or earning predictions for any period (an “Excluded Event”), it being understood that the facts or occurrences giving rise or contributing to an Excluded Event shall not be so excluded) (an “Intervening Event”) if (1) the Company Board (or any committee thereof) has determined in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (it being understood that the Company Board (or any committee thereof) in making such determination may consider an Intervening Event alone or together with developments, facts, changes, events, effects, occurrences or circumstances that were known or reasonably foreseeable by the Company or the Company Board as of the date hereof), (2) prior to taking such action, the Company Board (or any committee thereof) has given Parent at least three Business Days’ prior written notice of its intention to take such action which notice shall identify the reasons for the proposed Company Adverse Recommendation Change, and (3) following the end of such notice period, the Company Board (or any committee thereof) shall have considered in good faith any revisions to this Agreement proposed in writing by Parent and shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to effect such Company Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. For the avoidance of doubt, a Company Adverse Recommendation Change pursuant to this Section 7.3(d) shall not give rise to any termination right by the Company.

(e) Notwithstanding anything to the contrary contained herein, nothing in this Section 7.3 shall prohibit or restrict the Company or the Company Board from (i) taking and/or disclosing to the Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the Shareholders if, in the good faith judgment of the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 7.3(e) affect the obligations of the Company specified in Section 7.3(b); provided, that any such position or disclosure (other than a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly and concurrently reaffirms the Company Recommendation.

Section 7.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 7.3, each Party shall take, or refrain from taking, the following actions:

(a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, and shall cause its Affiliates to take, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including, but not limited to: (i) preparing and filing as soon as practicable (but in no event later than ten Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, any Governmental Entity, including filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”); (ii) causing the satisfaction of all conditions set forth in Article 8 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30-day waiting period thereunder)); (iii) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order; and (iv) seeking to have lifted or rescinded any injunction or restraining order or other Order which may adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable Order.

(b) At the request of Parent, the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, properties or services of the Company or the Company Subsidiary; provided that any such action shall be conditioned upon the consummation of the Offer.

(c) Each Party shall furnish or cause to be furnished all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions provided for in this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each shall consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated by this Agreement.

(d) Each Party shall, and shall cause its Affiliates to, (i) subject to Section 7.4(e) below, respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any Governmental Entity in connection with the foregoing and (ii) not enter into any agreement with the FTC, the Antitrust Division or any other Governmental Entity not to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Neither Parent nor the Company may voluntarily withdraw its HSR filing except that, upon notice to the Company, Parent may withdraw its HSR filing in the event that counsel to Parent recommends that such action be taken to avoid a so-called “second request” for information by the DOJ pursuant to 16 C.F.R. §§ 801, et seq. (a “Second Request”) or the initiation of any legal or other proceeding by or before any Governmental Entity with respect to the Offer, the Merger or the other transactions contemplated by this Agreement (“Agency Litigation”), in which event Parent shall refile its HSR filing (and Parent shall pay the fee required under the HSR Act in respect thereof) within two Business Days of its withdrawal; provided, however, that Parent may not voluntarily withdraw and refile its HSR filing more than one time without the prior consent of the Company.

(e) In connection with and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (i) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division or any other Governmental Entity, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing; (ii) not agree to participate or participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat; and (iii) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective representatives, on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs, on the other hand, with respect to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement.

(f) Neither Parent nor Merger Sub shall, and each of Parent and Merger Sub shall cause each member of the Parent Group not to enter into any agreement to acquire or invest in, or effect any acquisition of or investment in, any other Person which would reasonably be expected to materially delay, restrict or prevent the consummation of the Offer or the Merger.

(g) In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or the other transactions contemplated by this Agreement, each of the Parties shall cooperate in all material respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or delays the Effective Time past the Termination Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, including in this Article 7: (i) Parent shall be entitled to direct the defense of any legal, administrative or judicial action or proceeding in respect of the transactions contemplated by this Agreement, or negotiations with any Governmental Entity or other Person relating thereto, including in respect of any regulatory filings under applicable antitrust Laws; (ii) the Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity or other Person with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as requested by or agreed with Parent or its counsel; and (iii) the Company shall use its commercially reasonable efforts to provide full and effective support to Parent and its counsel in all such negotiations and discussions with representatives of any Governmental Entity or other Person to the extent requested by counsel to Parent. Each of the Parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 7.4 as “Outside Counsel Only Material” and may redact from any information provided to the other Party and its counsel any references to such Party’s valuation of the other Party.

(h) Notwithstanding anything to the contrary contained in this Agreement, including any covenant in this Article 7, Parent and its Subsidiaries shall not be required to commit to any divestiture, license, hold separate or other commitment, undertaking or arrangement, and the Company may not commit or offer to commit to any divestiture, license, hold separate or other commitment, undertaking or agreement, with respect to assets or conduct of business arrangements (whether in respect of the Company, Parent or any of their respective Subsidiaries) as a condition to obtaining any approval from any Governmental Entity for any reason.

Section 7.5 Public Announcements. The initial press release announcing this Agreement and the transactions contemplated hereby shall be substantially in the form agreed to by Parent and the Company prior to the date hereof. None of the Parties shall (and the Company shall cause the Company Representatives not to, and Parent, shall cause the Parent Representatives and the other members of the Parent Group, not to) issue any press release or make any public announcement concerning this Agreement, the Offer, the Merger or the other transactions contemplated hereby without obtaining the prior written approval of (a) the Company, in the event the disclosing party is Parent, Merger Sub, any other member of the Parent Group, or any of the Parent Representatives, or (b) Parent, in the event the disclosing party is the Company or any of the Company Representatives, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.

Section 7.6 Employee Matters.

(a) Obligations with Respect to Continuing Employees. Parent hereby agrees that, for a period of one year following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to (i) provide each Continuing Employee with a base salary, wages, an annual bonus opportunity and benefits (except any equity-based compensation) that are substantially comparable in the aggregate to the base salary, wages, annual bonus opportunity and benefits (except any equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Time and (ii) maintain for each Continuing Employee at least the same level of severance protection and on substantially the same terms and conditions as was provided to such Continuing Employee immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms (including terms which provide for amendment or termination) all Contracts of the Company and the Company Subsidiary, as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or the Company Subsidiary, provided that any such Contract is specifically listed on Section 5.9(a) of the Company Disclosure Schedule. The Parties agree that consummation of the transactions contemplated by this Agreement shall be deemed to be a “change in control” for purposes of all Company Benefit Plans and other compensation arrangements with respect to which such concept is relevant. Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee, it being understood that Parent shall review the compensation and benefits of its and its Subsidiaries’ employees from time to time in order to determine the most appropriate way to compensate and incentivize Continuing Employees and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of Parent from time to time, except as expressly otherwise provided in this Section 7.6(a).

(b) Outstanding Bonus Cycles. The Company shall endeavor to make payments to individuals who are participants in the Company’s annual incentive compensation plan for fiscal year 2013 (the “2013 Bonus Plan”) in such amounts as are determined for such individual by the Company Board or any committee thereof on or before the Effective Time; provided, however, that the payments to be made by the Company pursuant to this sentence are in accordance with Section 5.9(a) of the Company Disclosure Schedule and the terms of the 2013 Bonus Plan; provided, further, that Parent shall make such payments in such amounts to the extent not made by the Company prior to the Effective Time as soon as practicable following the Effective Time (but in no event later than three days after the Effective Time).

(c) Credit for Service. Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, eligibility to receive benefits and amount of benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or the Company Subsidiary under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate (i) to duplicate any benefit or the funding of any such benefit or (ii) with respect to any defined benefit pension plan.

(d) Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) waive, or use commercially reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (ii) provide credit to each Continuing Employee (and his/her beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

(e) No Amendments or Third Party Beneficiary Rights. The parties do not intend for this Section 7.6 to (i) amend any Company Benefit Plans or the terms of any sub-agreements or sub-plans, terms and conditions, restrictive covenants, or participation requirements thereof, except and to the extent such amendment is explicitly contemplated by the express language of this Agreement or (ii) confer upon any third person any rights or remedies hereunder, including the right to enforce any obligations of Parent or the Surviving Corporation contained herein or to prevent Parent from terminating or modifying to any extent or in any respect any Benefit Plan that Parent or any of its Subsidiaries may establish or maintain.

Section 7.7 Indemnification of Directors and Officers.

(a) Until the sixth anniversary of the Effective Time, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation and the comparable organizational documents of the Company Subsidiary shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents in office on or prior to the date hereof than are set forth in the Company Certificate and the Company By-laws

(or the equivalent documents of the Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claims.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable Law and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or the Company Subsidiary, each present and former director and officer of the Company and the Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time and (ii) any and all representations and warranties made by Parent and/or Merger Sub under Article 6 hereof, including any claim from any Person arising from the transactions contemplated herein, and any actions taken by Parent and/or Merger Sub with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries which is alleged to have rendered the Surviving Corporation and/or any of its Subsidiaries insolvent), in each case, to the fullest extent that the Company and the Company Subsidiary are permitted to indemnify the Indemnified Parties under the DGCL, the Company Certificate and the Company By-laws (or the equivalent documents of the Company Subsidiary) as in effect on the date hereof and any indemnity contract filed with the SEC prior to the Measurement Date. Without limiting the foregoing, Parent shall cause the Surviving Corporation to advance costs and expenses (including attorneys’ fees) as incurred by any Indemnified Party within 15 days after receipt by Parent of a written request for such advance; provided that the Person to whom expenses are advanced provides an undertaking in customary form, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood and agreed that Parent and the Surviving Corporation shall not require the posting of any bond or any other security for such undertaking).

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or the Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less advantageous in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of the Surviving Corporation set forth in this Section 7.7.

(e) The rights of each Indemnified Party under this Section 7.7 shall be in addition to any right such Person might have under the Company Certificate and the Company By-laws, the certificate of incorporation and the by-laws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

(f) The provisions of this Section 7.7 shall survive the consummation of the Offer and the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 7.8 State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the Offer, the Merger and the other transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 7.9 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or shall be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10 NDA. The NDA shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time and (ii) the expiration of the NDA in accordance with its terms.

Section 7.11 Stock Exchange De-listing. The Company shall use reasonable best efforts to take such actions prior to the Effective Time to cause the Company Common Stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.12 Shareholder Litigation. The Company shall (a) promptly advise Parent of any proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any Shareholder (on their own behalf or on behalf of the Company) relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Company regarding the defense or settlement of any such Shareholder Litigation, and (d) not settle any such Shareholder Litigation without Parent’s prior written consent.

ARTICLE 8

Closing Conditions

Section 8.1 Conditions to the Obligations of Each Party To Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or waiver (to the extent permitted by applicable Law), at or prior to the Closing Date, of the following conditions:

(a) No Order. No Governmental Entity having competent jurisdiction shall have enacted, issued or entered any Order which remains in effect that prohibits or prevents the consummation of the Merger; provided, however, that each of the Parties shall have used its reasonable best efforts to resist, appeal, resolve or lift any such Order, and shall have complied in all material respects with its obligations under Section 7.5; provided, further, that the right to assert that this condition has not been satisfied shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(b) Offer Closing. Merger Sub shall have previously accepted for payment and paid the depository for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

Section 8.2 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE 9

Termination, Amendment and Waiver

Section 9.1 Termination . This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, by action taken or authorized by the Board of Directors of the terminating Party or Parties:

(a) at any time prior to the Effective Time by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Offer Closing shall not have occurred on or before the date that is 120 days from (and counting from) the date hereof; provided that in the event that the condition set forth in clause (a) of Annex A shall have not been satisfied as of such date, such date shall automatically be extended for an additional 30-day period (the latest applicable date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of Section 7.4 of this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to occur on or before the Termination Date; or

(ii) if (A) prior to the Offer Closing, the Offer, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (B) prior to the Effective Time, any Law or Order makes the consummation of the Offer or the Merger illegal or otherwise prohibits or prevents the consummation of the transactions contemplated hereof by the terms of such Law or Order, and such Order has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable; provided, further, that the Party terminating this Agreement shall have used its reasonable best efforts to resist, appeal, resolve or lift any such Order, and shall have complied in all material respects with its obligations under Section 7.5; or

(c) by the Company:

(i) if there shall have been a material breach by Parent or Merger Sub of any of its representations, warranties or covenants set forth in this Agreement that has resulted or would reasonably be expected to result in the failure of the Offer Closing or the Merger to occur in accordance with the terms of this Agreement, which breach is not cured within 20 Business Days following written notice by the Company to Parent, or which breach the Company in good faith determines, by its nature or timing, is incapable of being cured within five Business Days following the date on which the Offer Closing or the Merger should have occurred pursuant to this Agreement but for such breach; or

(ii) if prior to the Offer Closing (A) the Company has received a Superior Proposal, (B) the Company Board determines in good faith (after consultation with legal counsel) that such termination is reasonably necessary for the members of the Company Board to comply with their fiduciary duties to the Shareholders under applicable Law, (C) the Company has complied in all respects with Section 7.3, and (D) prior to or simultaneously with such termination, the Company pays (to the extent payable) the Termination Fee to Parent in accordance with Section 9.4; or

(d) by Parent:

(i) at any time prior to the Offer Closing, if (A) the Company shall have breached any of the covenants contained in this Agreement to be complied with by the Company such that the condition set forth in clause (d) of Annex A would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the condition set forth in clause (b) of Annex A would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within 20 Business Days after the Company receives written notice of such breach from Parent or Merger Sub; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if, at the time of such termination, the Company has the right to terminate this Agreement pursuant to Section 9.1(c)(i); or

(ii) if, prior to the Offer Closing, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Recommendation in the Schedule 14D-9, (C) the Company enters into an agreement with respect to a Takeover Proposal, (D) the Company Board shall have failed to reaffirm publicly in a press release the Company Recommendation within five Business Days (or ten Business Days following the Commencement Date) after Parent requests in writing that such recommendation be reaffirmed publicly (provided that Parent shall only be permitted to request that the Company reaffirm the Company

Recommendation following the public announcement of a Takeover Proposal; provided, further, that Parent shall only be entitled to make three such requests), or (E) the Company Board approves or recommends a Takeover Proposal to the Shareholders or approves or recommends that the Shareholders tender their Shares in any tender offer or exchange offer that is a Takeover Proposal.

Section 9.2 Effect of Termination. Except as otherwise set forth in this Section 9.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that the provisions of this Section 9.2, Section 9.3, Section 9.4 and Article 10 and the NDA shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive or consequential damages.

Section 9.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger is consummated.

Section 9.4 Termination Fee.

(a) If this Agreement is terminated pursuant to Section 9.1(c)(ii), then the Company shall pay Parent $5,200,000 (the “Termination Fee”) prior to or simultaneously with such termination. If this Agreement is terminated pursuant to Section 9.1(d)(ii), then the Company shall pay Parent the Termination Fee within two Business Day of such termination. If this Agreement is terminated pursuant to Section 9.1(b)(i) or Section 9.1(d)(i), then, in the event that, (i) after the date hereof, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal has not been retracted or rescinded by the time of such termination and (ii) within 12 months of the termination of this Agreement pursuant to the applicable Section referred to above the Company enters into a definitive agreement with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) or any Takeover Proposal is consummated (with all percentages in the definition of Takeover Proposal increased to 50%), then the Company shall pay, or cause to be paid to, Parent the Termination Fee upon the earlier of the entry into such definitive agreement or the consummation of such Takeover Proposal. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent; provided, however, that unless Parent has timely designated in writing an alternative account to the Company (and in any event at least one complete Business Day prior to the date any such payment may be due), the Company shall have satisfied its obligations with respect to such payment if it wires such payment pursuant to the wire transfer instructions set forth in Section 9.4(a) of the Parent Disclosure Schedule. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion.

(b) The Company acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee are payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 9.4(a) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee when due, the Company shall pay interest on such amount from the date payment was due to the date of actual payment at the prime rate of Citibank, N.A. in effect during such period. In addition, if in order to obtain such payments Parent commences a suit which results in a judgment against the Company for the Termination Fee and/or interest, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law and subject to Section 9.6, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.6 Amendment. This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company.

ARTICLE 10

General Provisions

Section 10.1 Non-Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants of the Parties in this Agreement shall survive the Effective Time, other than (i) the covenants contained in this Article 10, the covenants of Parent, Merger Sub and the Company in Section 3.4 (Effect of the Merger), Section 3.5 (Certificate of Incorporation; By-laws), Section 3.6 (Directors and Officers), Article 4 (Conversion of Securities; Exchange of Certificates), Section 7.6 (Employee Matters), Section 7.7 (Indemnification of Directors and Officers), Section 9.2 (Effect of Termination) and Section 9.3 (Fees and Expenses) and (ii) those other covenants contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the Offer Closing and the consummation of the Merger until fully performed.

Section 10.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), or (c) on the next Business Day if transmitted by national overnight courier (marked for overnight delivery), in each case as follows:

If to Parent or Merger Sub, addressed to it at:

ACI Worldwide, Inc.

6060 Coventry Drive

Elkhorn, NE 68022

Attention: General Counsel

Facsimile: (402) 778-2567

with a copy (which shall not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Robert A. Profusek

Facsimile: (212) 755-7306

If to the Company, addressed to it at:

Official Payments Holdings, Inc.

3550 Engineering Drive

Suite 400

Norcross, GA 30092

Attention: Jeff Hodges

Facsimile: (770) 325-3102

With a copy to:

Official Payments Holdings, Inc.

9907 Georgetown Pike, Suite 203

Great Falls, VA. 22066

Attention: Keith Omsberg

Facsimile: (770) 325-3193

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022-4611

Attention:	David Breach, P.C.
Jeffrey Symons

Facsimile: (212) 446-4900

Section 10.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other documents delivered pursuant hereto) and the NDA constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as otherwise expressly provided herein, are not (other than in the case of Article 4 and Section 7.7) intended to confer upon any other Person any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB AND THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. Each Party hereby agrees that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement, except for the (a) rights of the Shareholders, holders of Company Options and holders of RSUs to receive the Merger Consideration and consideration in respect of the Company Options and RSUs, respectively, at the Effective Time, (b) right of the

Company to pursue damages in the event of Parent’s or Merger Sub’s (i) breach of their respective obligations under this Agreement, (ii) fraud or willful misconduct, or (iii) willful and material breach of their respective representations or warranties set forth in this Agreement, and (c) provisions of this Section 10.5, are not intended to, and do not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the accuracy or completeness of the representations and warranties set forth herein.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.7 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. The Parties waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Prior drafts of this Agreement and any document contemplated hereby shall be disregarded and not admissible as evidence in any action, suit or proceeding among the Parties.

Section 10.8 Governing Law; Specific Performance; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled pursuant to the terms of this Agreement, at law or in equity. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or other form of security in connection with or as a condition to obtaining any remedy referred to in this Section 10.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or other form of security. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 10.2.

(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9 Counterparts. This Agreement may be executed by facsimile or by e-mail of a .pdf attachment and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10 Obligations of Parent. Whenever this Agreement requires a Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of the applicable Party to cause its Subsidiary to take such action.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACI WORLDWIDE, INC.

By:	/s/ Dennis P. Byrnes
Name:	Dennis P. Byrnes
Title:	Executive Vice President
a duly authorized signatory

OLYMPIC ACQUISITION CORP.

By:	/s/ Dennis P. Byrnes
Name:	Dennis P. Byrnes
Title:	President
a duly authorized signatory

OFFICIAL PAYMENTS HOLDINGS, INC.

By:	/s/ Alex P. Hart
Name:	Alex P. Hart
Title:	President & CEO
a duly authorized signatory

Annex A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer, and in addition to the Minimum Condition, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, if on the date of the Expiration Time any of the following conditions has not been satisfied (or, to the extent legally permissible, waived):

(a) all filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(b) the (i) representations and warranties of the Company contained in Section 5.1(a) (Organization and Qualification), the first two sentences of Section 5.2(a), the first three sentences of Section 5.2(b) and in Section 5.2(d) (Capitalization), Section 5.3(a) (Authority), Section 5.6(d) (SEC Filings; Financial Statements) and Section 5.18 (Board Approval) of the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall be true and correct in all material respects as of the Offer Closing with the same force and effect as if made as of the Offer Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date) and (ii) all other representations and warranties of the Company set forth in the Agreement shall be true and correct as of the date of the Agreement and shall be true and correct as of the Offer Closing as if made at and as of the Offer Closing (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except in the case of the matters referred to in this clause (ii) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(c) since the date of the Agreement, there shall have not occurred any Effect that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(d) the Company shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by it on or prior to the Offer Closing and Parent shall have received a certificate of an executive officer of the Company confirming the satisfaction of the conditions set forth in clauses (b), (c) and (d) of this Annex A;

(e) no Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Offer or the Merger shall be in effect;

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(f) there shall not be any proceeding brought by on behalf of any Governmental Entity pending against the Company, Parent or Merger Sub or any of their respective officers or directors, that seeks to permanently enjoin or that would reasonably be expected to prohibit or prevent the consummation of the Offer, the Merger or the consummation of the transactions contemplated by the Agreement;

(g) (i) the Company shall not have published or become obligated to publish a press release or file or become obligated to file a report with the SEC to the effect that the Company’s prior financial statements or reports filed with the SEC may no longer be relied upon or announced that the audit committee of the Company Board is conducting an investigation with respect to accounting matters, (ii) the Company or any of its directors or executive officers shall not have been named as a party to any criminal proceeding or been informed in writing that he or she has become the target of any investigation by a Governmental Entity of possible criminal conduct where such conduct relates to the business of the Company, or (iii) the Company shall have failed to file its Form 10-K with the SEC for the fiscal year ended September 30, 2013, on or prior to December 16, 2013, including an unqualified opinion from Ernst & Young LLP on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2013, unless the Expiration Time shall have occurred prior to December 16, 2013 but for this clause (g)(iii); and

(h) the Agreement shall not have been terminated in accordance with its terms.

The conditions in the foregoing clauses (a) through (h) are for the benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

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